Exhibit 5.2

COOK, YANCEY, KING & GALLOWAY

A PROFESSIONAL LAW CORPORATION

333 TEXAS STREET, SUITE 1700

POST OFFICE BOX 22260

SHREVEPORT, LOUISIANA 71120-2260

www.cookyancey.com

Telephone: (318) 221-6277

Fax: (318) 227-7850

May 7, 2021

Goodrich Petroleum Corporation

801 Louisiana, Suite 700

Houston, TX 77002

Re:       Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Goodrich Petroleum Company, L.L.C., a Louisiana limited liability company (the “Subsidiary Guarantor”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-1 (the “Registration Statement”) by Goodrich Petroleum Corporation (the “Company”) along with the Subsidiary Guarantor, as co-registrant, under the Securities Act of 1933, as amended (the “Securities Act”), registering the resale by the selling security holders named in the Registration Statement of, among other things, (i) $30,600,787 in aggregate principal amount of outstanding 13.50% Convertible Senior Secured Second Lien Notes due 2023 (including outstanding PIK Notes) (the “Convertible Notes”), (ii) additional Convertible Notes that may be issued in the future if the Company elects to make one or more payments of interest on the Convertible Notes in kind rather than in cash (“PIK Interest”), by (a) in the case of PIK Interest on a Convertible Note in global form, increasing the principal amount thereof or (b) in the case of interest on a Convertible Note in definitive form, issuing an additional Convertible Note in definitive form (such additional principal amount or such additional Convertible Note in definitive form being a “PIK Note” and, together with the Convertible Notes, the “Notes”) and (iii) the guarantee (the “Guarantee” and, together with the securities described in the foregoing clauses (i) and (ii), the “Securities”) of the Subsidiary Guarantor. Capitalized terms not defined herein shall have the meanings ascribed to them in the prospectus (the “Prospectus”) forming a part of a Registration Statement.

The Notes were issued by the Company pursuant to the Indenture, dated March 9, 2021, among the Company, as issuer, the Subsidiary Guarantor, and Wilmington Trust, National Association, as trustee and collateral agent (the “Indenture”). The Notes were guaranteed by the Subsidiary Guarantor as set forth in the Indenture.

We have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) Amended and Restated Articles of Organization of the Subsidiary Guarantor, filed with the Louisiana Secretary of State on October 12, 2016, (ii) Second Amended & Restated Operating Agreement of the Subsidiary Guarantor, dated as of October 12, 2016, (iii) Secretary’s Certificate of the Subsidiary Guarantor dated as of March 9, 2021, attesting to certain resolutions of the sole member of the Subsidiary Guarantor and certain factual matters, (iv) Certificate of Good Standing of the Subsidiary Guarantor issued by the Secretary of State of the State of Louisiana, as of May 6, 2021, (v) the Registration Statement, (vi) Indenture, and (vii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

COOK, YANCEY, KING & GALLOWAY

Goodrich Petroleum Corporation

May 7, 2021

In connection with rendering the opinions set forth below, we have assumed that (i) all signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iii) the Registration Statement will have become effective, (iv) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement, (v) the Indenture has been duly authorized, executed and delivered by the parties thereto (other than Subsidiary Guarantor), (vi) the persons executing the documents examined by us have the legal capacity to execute such documents, and (vii) any securities issuable upon conversion, exchange or exercise of any Notes being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise. We have assumed that the Indenture has not been amended and is in full force and effect as of the date hereof. We have further assumed that the Indenture is enforceable against the parties thereto in accordance with its terms.

In rendering the opinions set forth herein, we have relied upon (i) originals or copies, certified to our satisfaction, of certificates of public officials and (ii) the accuracy and completeness of all representations as to questions of fact set forth in all certificates of officers and employees of the Subsidiary Guarantor and in other statements, documents, and records reviewed by us.

Based upon the foregoing assumptions and subject to the qualifications hereinafter set forth, it is our opinion that, as of the date hereof:

1.       Subsidiary Guarantor (i) is a limited liability company validly existing and in good standing under the laws of the State of Louisiana and (ii) has (and had at the time of its execution) all requisite limited liability company power necessary to execute, deliver and perform its obligations under the Indenture, including its guaranty obligations with respect to the Notes.

2.       Subsidiary Guarantor’s execution, delivery and performance of the Indenture, including its guaranty obligations with respect to the Notes, have been duly authorized by all necessary company action by Subsidiary Guarantor.

We express no opinion as to any financial matters or the financial condition of the Company or the Subsidiary Guarantor. We express no opinion as to the effect of or compliance with any federal or state securities laws and “Blue Sky” laws. We do not undertake to update or revise the opinions set forth herein should facts or laws which subsequently become known to us cause such opinions to be inaccurate or incomplete.

COOK, YANCEY, KING & GALLOWAY

Goodrich Petroleum Corporation

May 7, 2021

The foregoing opinion is limited in all respects to the laws of the State of Louisiana, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions and the applicable judicial and regulatory determinations interpreting these laws. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Vinson & Elkins L.L.P. is authorized to rely upon this opinion letter in connection with the Registration Statement as if such opinion letter were addressed and delivered to them on the date hereof.

Very truly yours,

/s/ Cook, Yancey, King & Galloway, APLC

Cook, Yancey, King & Galloway
A Professional Law Corporation